Exhibit 5.1

October 5, 2026
UWM Holdings Corporation
585 South Boulevard E
Pontiac, Michigan 48341
Ladies and Gentlemen:
We have acted as counsel to UWM Holdings Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company to holders of its Class A common stock, par value $0.0001 (the “Common Stock”), transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 200,000,000 shares of Common Stock (the “Rights Shares”), pursuant to a Registration Statement on Form S-3, File No. 333-297986 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 5, 2026, to effect the registration of the Rights and the Rights Shares under the Securities Act of 1933, as amended. The Registration Statement includes a base prospectus, as supplemented by the prospectus supplement (the “Prospectus Supplement”), dated September 29, 2026 (together with the accompanying base prospectus, the “Prospectus”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.
Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.The Rights have been duly and validly authorized by the Company and, when issued and delivered in accordance with the terms of the Rights Offering, will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).
2.The Rights Shares, when issued and delivered by the Company against payment thereof upon due exercise of the Rights as contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.
We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

October 5, 2026

Yours very truly,

/s/ Greenberg Traurig, P.A.